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                                                                  Exhibit (p)(1)

                       AMERICAN HERITAGE GROWTH FUND, INC.

                                 CODE OF ETHICS

I.    DEFINITIONS

      A. " Access Person" means any director, officer general partner or advisory person of the Fund.

      B.    "Act" means the Investment Company Act of 1940.

      C. "Advisory Person" means: (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
            (ii) any natural person in a control relationship to the Fund who obtains Information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

      D. A Covered Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      E. "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations promulgated thereunder.

      F. "Control" has the same meaning as that set forth in Section 2(a)(9) of the Act.

      G. "Covered Security" means a security as defined in Section 2(a)(36) of the Act, except that it does not include:

            (i)   Direct obligations of the Government of the United States;

            (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

            (iii) Shares issued by open-end registered investment companies.

      H. "Disinterested Director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

      I.    "Fund"means American Heritage Growth Fund, Inc.

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      J.   "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities
            Exchange Act of 1934.

      K. "Investment Personnel" means: (i) any employee of the Fund or of any company in a control relationship to the Fund who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

      L. A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

      M. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

II.   APPROVAL AND MAINTENANCE OF CODE OF ETHICS

      A. No less frequently than annually, the officers of the Fund shall furnish a report to the Board of Directors of the Fund:

            (i) Describing issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons.

            (ii) Certifying, if true, that the Fund has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

      B. This Code of Ethics shall be maintained by a person designated by the Fund to do so.

III.  EXEMPTED TRANSACTIONS

      The prohibitions of Section V of this Code of Ethics shall not apply to:

      (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales of Covered Securities which are not eligible for purchase or sale by the Fund.

      (c)   Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.
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      (d)   Purchases which are part of an automatic dividend reinvestment plan.

      (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (f) Purchases or sales which receive the prior approval of the Fund's Board of Directors because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

IV.   PROHIBITED ACTIVITIES

      A. Except in a transaction exempted by this Code of Ethics, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by a Fund or is being purchased or sold by a Fund.

      B. Except in a transaction exempted by this Code of Ethics, Investment Personnel of the Fund must obtain approval from the Fund's Board of Directors before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

V.    REPORTING

      A. Reports Required. Unless excepted by this Code of Ethics, every Access Person of the Fund must report to the Fund:

            (i) Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

                  A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                  B. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  C.    The date that the report is submitted by the Access
                        Person.

            (ii) Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

                  A. With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:
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                        1.    The date of the transaction, the title, the
                              interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                        2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        3. The price of the Covered Security at which the transaction was effected;

                        4. The name of the broker, dealer or bank with or through which the transaction was effected; and

                        5. The date that the report is submitted by the Access Person.

                  B. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access
                        Person:

                        1. The name of the broker, dealer or bank with whom the Access Person established the account;

                        2.    The date the account was established; and

                        3. The date that the report is submitted by the Access Person.

            (iii)       Annual Holdings Reports. Annually, the following
                   information (which information must be current as of a date no more than 30 days before the report is submitted):

                  A. The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

                  B. The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  C.    The date that the report is submitted by the Access
                        Person.

      B.    Exceptions from Reporting Requirements.

            (i) A person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

            (ii) A director of the Fund who is not an interested person of the Fund and who would otherwise be required to make a report solely by reason of being a Fund director, need not make:
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                  A.    An Initial Holdings Report and an Annual Holdings
                        Report; and

                  B. A Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

                  C. An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or its investment adviser with respect to the Access Person no later than 10 days after the end of a calendar quarter, if all of the information required by Quarterly Transaction Report is contained in the broker trade confirmations or account statements, or in the records of the Fund or its investment adviser.

      C. Review of Reports. The Fund's shall designate a person to review all reports filed pursuant to this Code of Ethics.

      D. Notification of Reporting Obligation. The Fund shall identify all Access Persons who are required to make the reports and shall inform them of their reporting obligation.

      E. Beneficial Ownership. Any report may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

VI.   SANCTIONS

      Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose such sanctions as it deems appropriate.